Filed Pursuant to Rule 424(b)(3)
Registration No. 333-125032
PROSPECTUS
RETAIL VENTURES, INC.
700,000 COMMON SHARES, WITHOUT PAR VALUE
RESCISSION OFFER
     Retail Ventures, Inc. offers, under the terms and conditions described in this prospectus, to rescind the previous purchases of 700,000 of its common shares in connection with the Retail Ventures, Inc. Common Stock Fund under The Profit Sharing and 401(k) Plan, as amended and restated effective January 1, 2000. Participants in the 401(k) Plan who invested in the Retail Ventures, Inc. Common Stock Fund acquired units representing their proportionate interest in these common shares. Eligible participants who accept this Rescission Offer will have their 401(k) Plan accounts adjusted as follows:
•	Participants who withdrew, in whole or in part, from the Retail Ventures, Inc. Common Stock Fund will have cash credited to their 401(k) Plan accounts in an amount equal to the excess (if any) of their investment in the Retail Ventures, Inc. Common Stock Fund over the proceeds from the sale of the Retail Ventures’ common shares that was credited to their 401(k) Plan accounts at the time of the withdrawal, plus applicable interest.

•	MFS Heritage Trust Company, the trustee of the 401(k) Plan, will repurchase units that participants continue to hold and will pay cash to the participants’ 401(k) Plan accounts in an amount equal to their investment in such units, plus interest from the date of the purchase. MFS Heritage Trust Company will not repurchase units where the investment in the unit plus applicable interest is less than the current market value of the common shares underlying the unit.
     This Rescission Offer applies to purchases of Retail Ventures’ common shares included in units purchased by 401(k) Plan participants during the period from July 12, 2003 through December 22, 2004. During this period, the market prices of the Retail Ventures’ common shares ranged from $1.90 per share to $9.70 per share. On November 28, 2005, the closing market price was $12.18 per share.
     Retail Ventures’ common shares are listed on The New York Stock Exchange under the trading symbol RVI.
     You need to do nothing to reject this Rescission Offer. Eligible participants who fail to respond to this Rescission Offer by the expiration date will be deemed by Retail Ventures to have rejected the Rescission Offer. Acceptance or rejection of this Rescission Offer may prevent a participant from maintaining an action against Retail Ventures in connection with the units and the underlying common shares purchased pursuant to the 401(k) Plan. None of the proceeds resulting from acceptance of the Rescission Offer will be paid directly to the participant, but will be paid, upon acceptance of the Rescission Offer, to the trustee of the 401(k) Plan for the participant’s individual account and reinvested by the trustee in accordance with the participant’s existing investment election(s) in the 401(k) Plan. If the participant no longer has an individual 401(k) Plan account and accepts the Rescission Offer, the trustee will contact the participant directly for instructions on the disposition of the proceeds of the Rescission Offer.
     Investing in Retail Ventures’ common shares involves risks. See “Risk Factors” beginning on page 7.
     The Rescission Offer will expire at 11:59 p.m., Eastern Daylight Savings Time, on December 29, 2005. Participants who do not accept the Rescission Offer will be deemed to have purchased units including the underlying common shares registered under the Securities Act of 1933 effective as of the date of this prospectus.
     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
     The date of this prospectus is November 29, 2005.

     You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. Retail Ventures has not authorized anyone to provide you with additional or different information. If anyone has provided you with additional or different information, you should not rely on it. This prospectus is not an offer to sell or soliciting an offer to buy these securities in any jurisdiction where such offer, solicitation or sale is not permitted. You should assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate only as of their respective dates and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since those dates.
     Unless otherwise stated or the context otherwise requires, references in this prospectus to “Retail Ventures,” “we,” “us,” and “our” refer to Retail Ventures, Inc. and its wholly owned subsidiaries.
QUESTIONS AND ANSWERS ABOUT THE RESCISSION OFFER
Q:
Why are you making the Rescission Offer?
A:
It is the position of the Securities and Exchange Commission that, if participants’ 401(k) plan contributions can be invested in employer securities, all of the securities offered pursuant to the plan must be registered under the Securities Act of 1933. This is true regardless of whether the plan acquires the shares from the employer or on the open market and whether the shares are purchased with employee contributions or the company’s match. Based on this interpretation of the Securities Act of 1933, Retail Ventures registered 600,000 common shares for inclusion in the Retail Ventures, Inc. Common Stock Fund under the 401(k) Plan.
Although all purchases by Reliance Trust Co., as custodian on behalf of MFS Heritage Trust Company, were made in the open market and in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, Retail Ventures has determined that (i) more common shares have been purchased by Reliance Trust Co. on behalf of MFS Heritage Trust Company and allocated to the Retail Ventures, Inc. Common Stock Fund than were registered in accordance with the Securities Act of 1933 and (ii) certain participants in the 401(k) Plan may not have received the prospectus required to be delivered under the Securities Act of 1933.
Consequently, Retail Ventures is making this Rescission Offer with regard to all of its common shares purchased by Reliance Trust Co. on behalf of MFS Heritage Trust Company and included in units purchased by 401(k) Plan participants during the rescission period – the period between July 12, 2003 and December 22, 2004.
Schottenstein Stores Corporation, as the primary sponsor of the 401(k) Plan, and Retail Ventures, as an additional sponsor of the 401(k) Plan, elected to close the Retail Ventures, Inc. Common Stock Fund to additional investments effective July 1, 2005. Between

December 22, 2004 and July 1, 2005, all 401(k) Plan participants received registered securities and the prospectus required to be delivered under the Securities Act of 1933.
Q:
Who is eligible to participate in the Rescission Offer?
A:
Everyone receiving this Prospectus may execute and deliver the accompanying Participant’s Acceptance of the Rescission Offer form; however, the only participants who are eligible to participate in the Rescission Offer and have their 401(k) Plan accounts adjusted are:
•	Participants who continue to hold units in the Retail Ventures, Inc. Common Stock Fund evidencing shares that were purchased between July 12, 2003 and December 22, 2004 for more than the current market value of the common shares; and

•	Participants who invested in the Retail Ventures, Inc. Common Stock Fund and subsequently withdrew units at a loss at any time between July 12, 2003 and December 22, 2004.
If you deliver the accompanying Participant’s Acceptance of the Rescission Offer form, we will review your 401(k) Plan account and, within 30 days after our receipt of the form, we will notify you as to whether you are eligible to participate in the Rescission Offer and have your 401(k) Plan account adjusted.
Q:
What will I receive if I accept the Rescission Offer?
A:
The answer to this question depends on whether you still hold the units purchased on your behalf during the rescission period:
•	If you have sold units at a loss, we will credit to your 401(k) Plan account an amount equal to the price per unit you paid less the proceeds from the sale of the units plus applicable interest. Interest will be paid on the amount of the price originally paid for the units during the period from the date of purchase of the units until the date of the sale of the units and on the loss realized from the sale of the units from the date of sale through (but not including) the date the damages are paid.

•	If you continue to hold the units and the market price of Retail Ventures’ common shares as of the expiration date is less than the price you paid for the units plus applicable interest, we will repurchase units that are subject to the Rescission Offer and will credit your 401(k) Plan account with an amount equal to the price per unit you paid plus interest from the date of purchase of the units through (but not including) the date the credit is made. MFS Heritage Trust Company has been instructed not to effect those repurchases of units where the price that you paid for the unit plus applicable interest is less than the current market value of a unit as of the expiration date, as it is not economically beneficial to you.

•	In either case, however, Retail Ventures will pay all proceeds resulting from acceptance of this Rescission Offer to MFS Heritage Trust Company as trustee of the 401(k) Plan for the participant’s individual account. Such proceeds will be reinvested by MFS Heritage Trust Company in accordance with the participant’s existing investment election(s) in the 401(k) Plan. If you are no longer a participant in the 401(k) Plan and you accept the Rescission Offer, MFS Heritage Trust Company will contact you for directions on the disposition of the proceeds received from the Rescission Offer.
Q:
Am I legally required to accept the Rescission Offer?
A:

No. A participant is not legally required to accept the Rescission Offer.
Q:
What considerations should I take into account if I no longer hold the units I purchased during the rescission period?
A:
If you no longer hold the units you purchased during the rescission period, you should determine whether any of the units were sold for less than what you paid for them. You are not entitled to damages for any units you sold at a price equal to or higher than the price you paid for them. If any of the units you purchased during the rescission period were sold at a loss, acceptance of the Rescission Offer with regard to those units is economically beneficial to you. The extent to which acceptance of the Rescission Offer is beneficial depends on the amount of the loss and the amount of interest to which you are entitled.
Q:
What considerations should I take into account if I continue to hold the units purchased on my behalf during the rescission period?
A:
Acceptance of the Rescission Offer by participants who continue to hold units purchased during the rescission period is not economically beneficial unless the market value of the unit, as of the expiration date, is less than the price paid by the participant during the rescission period plus interest.
Q:
What will happen if I elect to accept the Rescission Offer for units purchased during the rescission period that I continue to hold in my account but the market value of the common shares increases so that, as of the expiration date, the price per unit that I paid plus applicable interest is less than the market value of a unit?
A:
If you submit a Participant’s Acceptance of the Rescission Offer form, MFS Heritage Trust Company has been instructed not to effect a repurchase for those units that the price per unit that you paid plus applicable interest is less than the market value of a unit as of the expiration date.
Q:
What will happen if I do not elect to accept the Rescission Offer and then the market value of the common shares decreases so that, as of the expiration date, the price per unit that I paid plus applicable interest is greater than the market value of a unit?
A:
If you do not submit a Participant’s Acceptance of the Rescission Offer form, we will not repurchase your units even if the price of our common shares were to decline sufficiently as of the expiration date such that acceptance of the Rescission Offer would be economically beneficial to you.
Q:
May I accept the Rescission Offer only with regard to a portion of the units which I still hold or were sold at a loss?
A:
No. If you accept the Rescission Offer, then you must accept it for all units that were purchased during the rescission period that you still hold, as well as all units which you purchased during the rescission period that were sold at a loss. As described above, however, if you accept the Rescission Offer, MFS Heritage Trust Company will only effect a repurchase for those units that, as of the expiration date, have a market value less than the price paid you paid for the unit plus interest.

Q:
I understand that acceptance of the Rescission Offer for my units is not economically beneficial under current market conditions if the amount I would receive is less than what I would receive if I directed MFS Heritage Trust Company to sell those units. What should I do if I want to sell?
A:
Participants may direct MFS Heritage Trust Company to sell their units and reallocate the proceeds from the sale into another fund under the 401(k) Plan at any time. Such exchanges in participant’s accounts can be made on line at www.mfs.com or by calling 1-800-854-0647. As of November 28, 2005, the closing sale price of the Retail Ventures’ common shares, as reported on The New York Stock Exchange, was $12.18 per share.
Q:
When does the Rescission Offer expire?
A:
The Rescission Offer expires at 11:59 p.m. Eastern Daylight Savings Time on December 29, 2005.
Q:
What do I need to do now to accept the Rescission Offer?
A:
You should complete, sign and date the accompanying Participant’s Acceptance of the Rescission Offer form, included as Appendix I, and return the completed, signed and dated Participant’s Acceptance of the Rescission Offer form to the rescission administrator, Rob Hefron, 2 Miranova Place, Columbus, Ohio 43215.
Q:
What do I need to do now to reject the Rescission Offer?
A:
You do not need to take any action to reject the Rescission Offer.
Q:
What happens if I do not return my Participant’s Acceptance of the Rescission Offer form?
A:
If you do not return your Participant’s Acceptance of the Rescission Offer form before the expiration date, you will be deemed to have rejected the Rescission Offer. If you reject the Rescission Offer, MFS Heritage Trust Company will continue to hold the common shares underlying your units. The common shares held for the accounts of participants who affirmatively reject or fail to timely accept the Rescission Offer will be freely tradeable in the public market.
If you fail to accept the Rescission Offer, it is unclear whether or not your federal rights of rescission and damages will remain preserved. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive the Rescission Offer. However, if you fail to accept the Rescission Offer, you may be precluded from later seeking similar relief. Generally, the federal statute of limitations for non-compliance with the requirement to register securities under the Securities Act of 1933 is one year.

Acceptance or rejection of the Rescission Offer may preclude you from maintaining an action under state law against Retail Ventures in connection with the units and the underlying common shares purchased during the rescission period. Retail Ventures believes, however, that all the sales of its common shares which are the subject of the Rescission Offer were exempt from registration under state law and, thus, you may not be entitled to any state law remedies. Retail Ventures does not make any representation as to the compliance of this Rescission Offer with applicable state law.
Q:
Can I change my mind after I have mailed my signed Participant’s Acceptance of the Rescission Offer form?
A:
Yes. You can change your decision about accepting or rejecting our Rescission Offer at any time before the expiration date. If you change your decision and want to accept the Rescission Offer, you can do this by completing and submitting the Participant’s Acceptance of the Rescission Offer form. If you change your decision and want to reject the Rescission Offer after having submitted the Participant’s Acceptance of the Rescission Offer form, then you may reject the Rescission Offer by sending a notice to the rescission administrator, Rob Hefron, 2 Miranova Place, Columbus, Ohio 43215. Your rejection notice must include your name, address, social security number or taxpayer identification number and a clear indication that you are rejecting the Rescission Offer and must be received no later than the expiration date.
Q:
Who can help answer my questions?
A:
You may call the rescission administrator, Rob Hefron, at (614) 224-7800, Monday to Friday between 9:00 a.m. and 5:00 p.m., Eastern Daylight Savings Time at any time prior to the expiration date.
THE COMPANY
     On October 8, 2003, the Company reorganized its corporate structure into a holding company form whereby Retail Ventures became the successor issuer to Value City Department Stores, Inc. As a result of the reorganization, Value City Department Stores, Inc. became a wholly-owned subsidiary of Retail Ventures. In connection with the reorganization, holders of common shares of Value City became holders of an identical number of common shares of Retail Ventures.
     We are currently managed in three operating segments: Value City Department Stores LLC, or Value City, DSW Inc., or DSW, and Filene’s Basement, Inc., or Filene’s Basement.
     VALUE CITY. We operate a chain of 114 off-price department stores located in the Midwestern, Eastern and Southern United States, principally under the name Value City. For over 80 years, our strategy has been to provide exceptional value by offering a broad selection of brand name merchandise at prices substantially below conventional retail prices.
     DSW. We also operate a chain of 198 DSW stores located throughout the United States. The DSW stores are upscale shoe stores offering a wide selection of branded dress and casual footwear below traditional retail prices. On July 5, 2005, DSW completed an initial public offering, or IPO, of 16,171,875 Class A common shares sold at a price of $19.00 per share. Following the DSW IPO, Retail Ventures owns approximately 63.0% of DSW’s outstanding common shares and approximately 93.2% of the combined voting power of such shares.
     FILENE’S BASEMENT. Finally, we operate 27 Filene’s Basement stores located primarily in major metropolitan areas such as Boston, New York City, Atlanta, Chicago and Washington, D.C. Filene’s Basement focuses on providing the top tier brand names at everyday low prices for men’s and women’s apparel, jewelry, shoes, accessories and home goods.

RISK FACTORS
     Any investment in our common shares involves a high degree of risk. In deciding whether you should keep your units of the Retail Ventures, Inc. Common Stock Fund or accept our offer to repurchase them for cash plus interest, you should consider carefully the following information, together with the other information contained in this prospectus. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common shares could decline, and you could lose all or part of your investment in our common shares.
Risk Factors Relating to the Rescission Offer
If you affirmatively reject or fail to accept this Rescission Offer, you may be precluded from later rescinding the purchase of units purchased during the rescission period or receiving damages if you have sold such units at a loss.
     Our primary purpose in making the Rescission Offer is to extinguish or reduce our contingent liabilities under securities laws. Although it is unclear whether our Rescission Offer will extinguish our liability, if any, for our potential securities law violations, you are urged to consider this possibility.
     Based on the current market price of Retail Ventures’ common shares, the 401(k) Plan participants who would benefit economically from accepting this Rescission Offer are those who sold units purchased during the rescission period at a loss. If you do not accept this Rescission Offer, you may not be able to receive such damages once this Rescission Offer expires.
     Whether our Rescission Offer will extinguish our contingent liability depends in part on whether a court or the Securities and Exchange Commission would view acceptance or non-acceptance of our Rescission Offer as a waiver precluded by applicable federal or state securities laws. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive a rescission offer. Nevertheless, there have been certain instances in which a court has indicated that non-acceptance of a rescission offer could terminate a company’s liability for rescission damages under federal law.
     Generally, the statute of limitations for non-compliance with the requirement to register securities under federal securities laws is one year and the statutes of limitations for non-compliance with state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. We may assert, among other defenses, in any litigation initiated by a person eligible to participate in this Rescission Offer who accepts or rejects the Rescission Offer, that such person is estopped from asserting such claims.
     Our Rescission Offer is not an admission that we did not comply with federal securities registration requirements or federal and state disclosure requirements, nor is it a waiver by us of any applicable statute of limitations.
We may continue to have potential liability after this Rescission Offer relating to our issuances of common shares in possible violation of securities laws.
     The Securities Act of 1933 does not expressly provide that a rescission offer will terminate a purchaser’s right to rescind a sale of stock which was not registered under the Securities Act of 1933 or accompanied by the requisite prospectus. Accordingly, should 401(k) Plan participants reject this Rescission Offer, we may continue to be potentially liable under the Securities Act of 1933 for the purchase price of the units plus applicable interest.
Risk Factors Relating to the Company
If we are unable to retain current and attract new customers to our Value City business segment, our results of operations, financial condition and business could be adversely affected.
     Our ability to execute our new management’s strategy for the Value City segment is necessary to reverse the downward sales trend we have experienced. This strategy includes acquiring the right mix of merchandise in our key fashion areas of ladies and mens, acquiring in season merchandise sooner in the season in complete runs (size and color) in recognizable brands and identifying the prevailing fashion trend. Our advertising and marketing efforts to retain and draw new customers will need to be focused on this strategy. The failure to impact the customers we have and draw in new customers may result in stores being unprofitable, which could, in turn, have an adverse impact on our business, financial condition and results of operations.

We may be unable to open all the DSW and Filene’s Basement stores contemplated by our growth strategy on a timely basis, and new stores we open may not be profitable or may have an adverse impact on the profitability of existing stores, any of which could have a material adverse effect on our business, financial condition and results of operations.
     We intend to open approximately 4 and 30 stores per year in the four years from 2005 through 2008 for Filene’s Basement and DSW, respectively. However, we may not achieve our planned expansion on a timely and profitable basis or achieve results in new locations similar to those achieved in existing locations in prior periods. Our ability to open and operate new DSW and Filene’s Basement stores successfully on a timely and profitable basis depends on many factors, including, among others, our ability to:
•	identify suitable markets and sites for new store locations;

•	negotiate favorable lease terms;

•	build-out or refurbish sites on a timely and effective basis;

•	obtain sufficient levels of inventory to meet the needs of new stores;

•	obtain sufficient financing and capital resources or generate sufficient cash flows from operations to fund growth;

•	successfully open new DSW and Filene’s Basement stores in regions of the United States in which we currently have few or no stores;

•	open new stores at costs not significantly greater than those anticipated;

•	control the costs of other capital investments associated with store openings, including, for example, those related to the expansion of distribution facilities;

•	hire, train and retain qualified managers and store personnel; and

•	successfully integrate new stores into our existing infrastructure, operations and management and distribution systems or adapt such infrastructure, operations and systems to accommodate our growth.
     As a result, we may be unable to open new stores at the rates expected or at all. If we fail to successfully implement our growth strategy, the opening of new stores could be delayed or prevented, could cost more than anticipated and could divert resources from other areas of our business, any of which could have a material adverse effect on our business, financial condition and results of operations.
     To the extent that we open new stores in our existing markets, we may experience reduced net sales in existing stores in those markets. As the number of our stores increases, our stores will become more concentrated in the markets we serve. As a result, the number of customers and financial performance of individual stores may decline and the average sales per square foot at our stores may be reduced. This could have a material adverse effect on our business, financial condition and results of operations.
We rely on our good relationships with vendors to purchase brand name and designer merchandise at favorable prices. If these relationships were to be impaired, we may not be able to obtain a sufficient selection of merchandise at attractive prices, and we may not be able to respond promptly to changing fashion trends, either of which could have a negative impact on our competitive position, our business and financial performance.
     We do not have long-term supply agreements or exclusive arrangements with any vendors (except for greeting cards and bottled drinks) and, therefore, our success depends on maintaining good relations with our vendors in all business segments. Since our business is fundamentally dependent on selling brand name and designer merchandise at attractive prices, we must continue to obtain from our vendors a wide selection of this merchandise at favorable wholesale prices. Our growth strategy depends to a significant extent on the willingness and ability of our vendors to supply us with sufficient inventory to stock our new stores. If we fail to strengthen our relations with our existing vendors, or to enhance the quality of merchandise they supply us, and if we cannot maintain or acquire new vendors of in-season brand name and designer merchandise, our ability to obtain a sufficient amount and variety of merchandise at favorable prices may be limited, which could have a negative impact on our competitive position.

We may be unable to anticipate and respond to fashion trends and consumer preferences in the markets in which we operate, which could adversely affect our business, financial condition and results of operations.
     Our merchandising strategy is based on identifying each region’s customer base and having the proper mix of products in each store to attract our target customers in that region. This requires us to anticipate and respond to numerous and fluctuating variables in fashion trends and other conditions in the markets in which our stores are situated. A variety of factors will affect our ability to maintain the proper mix of products in each store, including:
•	variations in local economic conditions, which could affect our customers’ discretionary spending;

•	unanticipated fashion trends;

•	our success in developing and maintaining vendor relationships that provide us access to in-season merchandise at attractive prices;

•	our success in distributing merchandise to our stores in an efficient manner; and

•	changes in weather patterns, which in turn affect consumer preferences.
     If we are unable to anticipate and fulfill the merchandise needs of each region, we may experience decreases in our net sales and may be forced to increase markdowns in relation to slow-moving merchandise, either of which could have an adverse effect on our business, financial condition and results of operations.
Seasonal variability of operations.
     Our operations have been historically seasonal, with a disproportionate amount of sales and a majority of net income occurring in the Fall and Christmas selling seasons for Value City and Filene’s Basement. DSW net sales have typically been higher in Spring and early Fall. As a result of seasonality, any factors negatively affecting us during these periods, including adverse weather, the timing and level of markdowns or unfavorable economic conditions, could have a material adverse effect on our financial condition and results of operations for the entire year.
Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons in addition to seasonal factors, which could result in a decline in the price of our common shares.
     Our business is sensitive to customers’ spending patterns, which in turn are subject to prevailing regional and national economic conditions and the general level of economic activity. Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. In addition to seasonal fluctuations, including weather patterns, a variety of other factors affect our comparable store sales and quarterly financial performance, including:
•	changes in our merchandising strategy;

•	timing and concentration of new store openings and related pre-opening and other start-up costs;

•	levels of pre-opening expenses associated with new stores;

•	changes in our merchandise mix;

•	changes in and regional variations in demographic and population characteristics;

•	timing of promotional events;

•	actions by our competitors; and

•	general United States economic conditions and, in particular, the retail sales environment.

     Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales for any particular future period may decrease. In the future, our financial performance may fall below the expectations of securities analysts and investors. In that event, the price of our common shares would likely decline.
Our stock price may fluctuate significantly, which could negatively affect the trading of our common shares.
     The market price of our common shares has fluctuated significantly in the past and may likely continue to fluctuate in the future. Various factors and events have caused this fluctuation and are likely to cause the fluctuations to continue. These factors include, among others:
•	developments related to DSW;

•	quarterly variations in actual or anticipated operating results;

•	changes by securities analysts in estimates regarding Retail Ventures;

•	conditions in the retail industry;

•	the condition of the stock market; and

•	general economic conditions.
Our failure to retain our existing senior management team and to continue to attract qualified new personnel could adversely affect our business.
     Our business requires disciplined execution at all levels of our organization to ensure that we continually have sufficient inventories of assorted brand name merchandise at below traditional retail prices. This execution requires an experienced and talented management team. If we were to lose the benefit of the experience, efforts and abilities of any of our key executive and buying personnel, our business could be adversely affected. We have entered into employment agreements with certain of these officers. Furthermore, our ability to manage our retail expansion will require us to continue to train, motivate and manage our employees and to attract, motivate and retain additional qualified managerial and merchandising personnel. Competition for these personnel is intense, and we may not be successful in attracting, assimilating and retaining the personnel required to grow and operate profitably.
We may be unable to compete favorably in our highly competitive markets.
     The off-price retail, department store and retail footwear markets are highly competitive with few barriers to entry. We compete against a diverse group of retailers, both small and large, including locally owned, regional and national department stores, specialty retailers, discount chains and off-price retailers. Some of our competitors are larger and have substantially greater resources than we do. Our success depends on our ability to remain competitive with respect to style, price, brand availability and customer service. The performance of our competitors, as well as a change in their pricing policies, marketing activities and other business strategies, could have an adverse effect on our business, financial condition, results of operations and our market share.
A decline in general economic conditions, or the outbreak or escalation of war or terrorist acts, could lead to reduced consumer demand for our merchandise.
     Consumer spending habits, including spending for the merchandise that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wage rates, prevailing interest rates, income tax rates and policies, consumer confidence and consumer perception of economic conditions. In addition, consumer purchasing patterns may be influenced by consumers’ disposable income. A general slowdown in the United States economy or an uncertain economic outlook could adversely affect consumer spending habits.
     Consumer confidence is also affected by the domestic and international political situation. The outbreak or escalation of war, or the occurrence of terrorist acts or other hostilities in or affecting the United States, could lead to a decrease in spending by consumers. In the event of an economic slowdown, we could experience lower net sales than expected on a quarterly or annual basis and be forced to delay or slow our retail expansion plans.

We rely on foreign sources for our merchandise, and our business is therefore subject to risks associated with international trade.
     We purchase merchandise from domestic and foreign vendors. In addition, many of our domestic vendors import a large portion of their merchandise from abroad. For this reason, we face risks inherent in purchasing from foreign suppliers, such as:
•	economic and political instability in countries where these suppliers are located;

•	international hostilities or acts of war or terrorism affecting the United States or foreign countries from which our merchandise is sourced;

•	increases in shipping costs;

•	transportation delays and interruptions, including as a result of increased inspections of import shipments by domestic authorities;

•	work stoppages;

•	adverse fluctuations in currency exchange rates;

•	laws of the United States affecting the importation of goods, including duties, tariffs and quotas and other non-tariff barriers;

•	expropriation or nationalization;

•	changes in local government administration and governmental policies;

•	changes in import duties or quotas;

•	compliance with trade and foreign tax laws; and

•	local business practices, including compliance with local laws and with domestic and international labor standards.
     We require our vendors to operate in compliance with applicable laws and regulations and our internal requirements. However, we do not control our vendors or their labor and business practices. The violation of labor or other laws by one of our vendors could have an adverse effect on our business.
We face security risks related to our electronic processing and transmission of confidential customer information. On March 8, 2005, we announced the theft of credit card and other purchase information relating to DSW customers. This security breach could adversely affect our reputation and business and subject us to liability.
     We rely on commercially available encryption software and other technologies to provide security for processing and transmission of confidential customer information, such as credit card numbers. Advances in computer capabilities, new discoveries in the field of cryptography, or other events or developments, including improper acts by third parties, may result in a compromise or breach of the security measures we use to protect customer transaction data. Compromises of these security systems could have a material adverse effect on our reputation and business, and may subject us to significant liabilities and reporting obligations. A party who is able to circumvent our security measures could misappropriate our information, cause interruptions in our operations, damage our reputation and customers’ willingness to shop in our stores and subject us to possible liability. We may be required to expend significant capital and other resources to protect against these security breaches or to alleviate problems caused by these breaches.
     On March 8, 2005, RVI announced that it had learned of the theft of credit card and other purchase information from a portion of DSW customers. On April 18, 2005, RVI issued the findings from our investigation into the theft. The theft took place primarily over two weeks and covered all customers who made purchases at 108 DSW stores, primarily during a three-month period from mid-November 2004 to mid-February 2005. Transaction information involving approximately 1.4 million credit cards was obtained. For each card, the stolen information included credit card or debit card numbers, name and transaction amount. In addition, data from transactions involving approximately 96,000 checks were stolen. In these cases, checking account numbers and driver’s license numbers were obtained.
     The Company has contacted and is cooperating with federal law enforcement and other authorities with regard to this matter. To mitigate potential negative effects on its business and financial performance, the Company is working with credit card companies and issuers and trying to contact as many of our affected customers as possible. In addition, the Company worked with a leading computer security firm to minimize the risk of any further data theft. The Company is involved in several legal proceedings arising out of this incident that it believes, after consultation with counsel, are not expected to exceed the reserves it has currently recorded. There can be no assurance that there will not be additional proceedings or claims brought against the Company in the future.
     The Company estimates that the potential exposure for losses related to this theft, including exposure under currently pending proceedings, range from approximately $6.5 million to approximately $9.5 million. Because of many factors, including the early development of information regarding the theft and recoverability under insurance policies, there is no amount in the estimated range that represents a better estimate than any other amount in the range. Therefore, in accordance with Financial Accounting Standard No. 5, “Accounting for Contingencies,” we have accrued a charge to operations in the first quarter of fiscal 2005 equal to the low end of the range set forth above. As the situation develops and more information becomes available to us, the amount of the reserve may increase or decrease accordingly. The amount of any such change may be material.
Although difficult to quantify, since the announcement of the theft, we have not yet discerned any material negative effect on sales trends we believe are attributable to the theft. However, this may not be indicative of the long-term developments regarding this matter.
We continue to be dependent on DSW to provide us with key services for our business.
     From 1998 until the completion of its IPO, DSW was operated as a wholly-owned subsidiary of Value City or Retail Ventures, and provided key services required for the operation of Retail Ventures’ business. In connection with the DSW IPO, we entered into agreements with DSW related to the separation of our business operations from DSW including, among others, a master separation agreement and a shared services agreement. Under the terms of the shared services agreement, which when signed became effective as of January 30, 2005, DSW will provide several of our subsidiaries with key services relating to planning and allocation support, distribution services and outbound transportation management, site research, lease negotiation, store design and construction management. The initial term of the shared services agreement will expire at the end of fiscal 2007 and will be extended automatically for additional one-year terms unless terminated by one of the parties. We expect some of these services to be provided for longer or shorter periods than the initial term. We believe it is necessary for DSW to provide these services for us under the shared services agreement to facilitate the efficient operation of our business.
     Once the transition periods specified in the shared services agreement have expired and are not renewed, or if DSW does not or is unable to perform its obligations under the shared services agreement, we will be required to provide these services ourselves or to obtain substitute arrangements with third parties. We may be unable to provide these services because of financial or other constraints or be unable to timely implement substitute arrangements on terms that are favorable to us, or at all, which would have an adverse effect on our business, financial condition and results of operations.
We are controlled indirectly by Schottenstein Stores Corporation, whose interests may differ from other shareholders.
     Approximately 48.2% of our common shares on a fully diluted basis are beneficially owned by Schottenstein Stores Corporation, a privately held corporation controlled by Jay L. Schottenstein, the Chairman of our Board of Directors, and members of his immediate family. Given its ownership interests, SSC will be able to control or substantially influence the outcome of all matters submitted to our shareholders for approval, including, the election of directors, mergers or other business combinations, and acquisitions or dispositions of assets. The interests of SSC may differ from or be opposed to the interests of our other shareholders, and its control may have the effect of delaying or preventing a change in control that may be favored by other shareholders.
Some of our directors and officers also serve as directors or officers of DSW, and may have conflicts of interest because they may own DSW stock or options to purchase DSW stock, or they may receive cash-based or equity-based awards based on the performance of DSW.
     Some of our directors and officers also serve as directors or officers of DSW and may own DSW stock or options to purchase DSW stock, or they may be entitled to participate in the DSW incentive plans. Jay L. Schottenstein is our Chairman of the Board of Directors and Chairman of the Board of Directors of DSW; Heywood Wilansky is our Chief Executive Officer and a director of DSW; Harvey L. Sonnenberg is a director of Retail Ventures and of DSW; Julia A. Davis is Executive Vice President and General Counsel of both Retail Ventures and DSW, and serves as Secretary and Assistant Secretary for Retail Ventures and DSW, respectively; Steven E. Miller is Senior Vice President and Controller of both Retail Ventures and DSW; and James A. McGrady is our Executive Vice

President, Chief Financial Officer, Treasurer and Secretary and is a Vice President of DSW. DSW’s incentive plans provide cash-based and equity-based compensation to employees based on DSW’s performance. These employment arrangements and ownership interests or cash-based or equity-based awards could create, or appear to create, potential conflicts of interest when directors or officers who own DSW stock or stock options or who participate in the DSW incentive plans are faced with decisions that could have different implications for DSW than they do for us. These potential conflicts of interest may not be resolved in our favor.
USE OF PROCEEDS
     Retail Ventures will not receive any proceeds from the Rescission Offer. The common shares were originally purchased by Reliance Trust Co. on behalf of MFS Heritage Trust Company in brokerage transactions in the open market for which Retail Ventures did not receive any proceeds.
THE RESCISSION OFFER
Background and Reason for Rescission Offer
     Participation in the 401(k) Plan is offered to eligible employees of Schottenstein Stores Corporation, Retail Ventures and their respective affiliated entities. The 401(k) Plan is a multiple employer qualified profit sharing plan with a cash or deferred arrangement commonly referred to as a “401(k) plan.” The 401(k) Plan was adopted by Schottenstein Stores Corporation effective August 1, 1989, for the profit sharing provisions of the plan, and effective October 1, 1989, for the 401(k) provisions of the plan. The 401(k) Plan is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, and satisfies the requirements for a qualified cash or deferred arrangement under Section 401(k) of the Internal Revenue Code of 1986, as amended.
     The 401(k) Plan allows eligible full and part-time employees, through automatic payroll deductions and on a pretax basis, to contribute up to 30% of their cash compensation (up to the to the annual Internal Revenue Service dollar limit) rather than receiving that amount as taxable income. During the rescission period, participants’ employers made matching contributions at the following rates for employees who had completed at least one year of service:

Employer Contribution
Percent of Pay	Equal to the Following
Deferred by Participant	Percentage of Participant’s Pay
1.0%	1.0%
2.0	2.0
3.0	3.0
4.0	3.5
5.0	4.0
6.0	4.5 *

* Beginning January 1, 2004, employees of Retail Ventures and its subsidiaries no longer received a matching contribution on any deferrals in excess of 5% of their compensation; employees of Schottenstein Stores Corporation and its subsidiaries were not affected by this change.
     In addition to matching contributions, an employer may make an employer profit sharing contribution to the 401(k) Plan or an employer nonelective contribution to the 401(k) Plan. Except as noted below, employer contributions (consisting of both employer matching contributions and employer profit sharing contributions) vest 25% every year starting with the second year of continuous service and fully vest after the fifth year of service. Beginning January 1, 2004, employer contributions to employees of Retail Ventures made in a year designated by Retail Ventures as a safe harbor match year are immediately vested. The 2004 and 2005 plan years were designated safe harbor match years by Retail Ventures.
     A participant has the right to decide how all contributions, including vested and unvested employer contributions, are invested under the 401(k) Plan. There are currently 15 different investment choices under the 401(k) Plan. A participant must indicate the percentage of his or her contribution to be allocated to each investment choice. All contributions to a participant’s account are invested in accordance with the participant’s investment election unless no election is made, in which case contributions are invested in the “Conservative Portfolio” option. Amounts in participants’ accounts are held in a trust fund maintained for the benefit of participants in the 401(k) Plan. Certain assets of the 401(k) Plan, including the Retail Ventures common shares underlying the units, however, are held by Reliance Trust Co. on behalf of MFS Heritage Trust Company.

     Until July 1, 2005, the investment choices in the 401(k) Plan included the Retail Ventures, Inc. Common Stock Fund. A participant’s ownership in the Retail Ventures, Inc. Common Stock Fund is measured in units representing short term investments and common shares of Retail Ventures purchased on the open market at current market prices by Reliance Trust Co. on behalf of MFS Heritage Trust Company. As necessary, common shares will be sold on the open market by Reliance Trust Co., at their current market value, when participants elect to receive distributions from the 401(k) Plan or to reflect transfers by participants out of the Retail Ventures, Inc. Common Stock Fund. All distributions from the 401(k) Plan are and will be in the form of cash. Schottenstein Stores Corporation, as the primary sponsor of the 401(k) Plan, and Retail Ventures, as an additional sponsor of the 401(k) Plan, elected to close the Retail Ventures, Inc. Common Stock Fund to additional investments effective July 1, 2005. Thus, although the Retail Ventures, Inc. Common Stock Fund remains an option in the 401(k) Plan fund line-up as of the date of this prospectus, no new contributions or exchanges into the Retail Ventures, Inc. Common Stock Fund will be permitted on or after July 1, 2005.
     In Release No. 33-6281 issued January 15, 1981, the Securities and Exchange Commission took the position that, if participants’ 401(k) plan contributions can be invested in employer securities, all of the securities offered pursuant to the plan must be registered under the Securities Act of 1933. This is true regardless of whether the plan acquires the shares from the employer or on the open market and whether the shares are purchased with employee contributions or the company’s match. Based on this interpretation of the Securities Act of 1933, Retail Ventures registered 600,000 common shares for inclusion in the Retail Ventures, Inc. Common Stock Fund.
     Although all purchases by Reliance Trust Co. were made in the open market and in a manner consistent with the 401(k) Plan and the investment elections of the 401(k) Plan participants, Retail Ventures has determined that (i) more common shares have been purchased by Reliance Trust Co. on behalf of MFS Heritage Trust Company and allocated to the Retail Ventures, Inc. Common Stock Fund than were registered in accordance with the Securities Act of 1933 and (ii) certain participants in the 401(k) Plan may not have received the prospectus required to be delivered under the Securities Act of 1933. Specifically, the Company was advised by its prior legal counsel that the Retail Ventures, Inc. Common Stock Fund under the 401(k) Plan was over-subscribed (meaning that the number of common shares that had been purchased pursuant to the 401(k) Plan was greater than the number of common shares covered by the Company’s original registration statement on Form S-8 filed with respect to the 401(k) Plan). At the time, the Company was in the process of changing legal counsel. The Company and its new legal counsel investigated the facts and confirmed the over-subscription of the Company’s common shares. During such investigation, the Company also discovered that, while 401(k) Plan participants had been receiving information relating to the Company common shares, the information delivered to 401(k) Plan participants did not constitute a fully compliant prospectus under the Securities Act of 1933. It is a violation of Section 5(b) of the Securities Act of 1933 to sell a security for which a registration statement has been filed unless accompanied or preceded by a prospectus that meets the requirements of Section 10 of the Securities Act of 1933.
     Section 12(a)(1) under the Securities Act of 1933 creates a cause of action when the seller of a security fails to comply with the registration or prospectus delivery requirements of Section 5. The remedies available in an action brought under Section 12(a)(1) are either rescission (if the buyer still holds the security) or damages (if the buyer has sold the security at a loss). The buyer only needs to allege and prove that: (1) the defendant was a seller; (2) the mails or some means of transportation or communication in interstate commerce was used; (3) the defendant failed to comply with either the registration or the prospectus delivery requirement; (4) the action is not barred by the statute of limitations; and (5) adequate tender was made if the plaintiff is seeking rescission.
     With respect to Section 12(a)(1), the statute of limitations is one year after the alleged violation of Section 5 and three years after the security was bona fide offered to the public. The one and three year limitations periods in Section 13 are cumulative, not alternative. Hence, buyers must plead and prove facts tending to show that their Section 12(a)(1) claim was commenced within one year of the violation upon which it is based and not more than three years after the security was bona fide offered to the public. The one year period mandated by Section 13 starts to run from the date of the sale made in violation of Section 5(a). Courts generally interpret the date of the sale as the latest of three events: the date the security was offered, the date the security was sold or the date the security was delivered. The date the shares are credited to a participants 401(k) plan account would be the latest event and thus the operative start date for the one year period.
     Retail Ventures is making this Rescission Offer with regard to all of its common shares purchased by Reliance Trust Co. and included in units purchased by 401(k) Plan participants between July 12, 2003 and December 22, 2004. This offer is being made to ensure compliance with the Securities Act of 1933. Our directors did not participate in the 401(k) Plan and therefore are not eligible to participate in this Rescission Offer. Our current executive officers who have participated in the Retail Ventures, Inc. Common Stock Fund, if any, do not intend to participate in the Rescission Offer.

     Everyone receiving this prospectus may execute and deliver the accompanying Participant’s Acceptance of the Rescission Offer form; however, the only participants who are eligible to participate in the Rescission Offer and have their 401(k) Plan accounts adjusted are: (i) Participants who continue to hold units in the Retail Ventures, Inc. Common Stock Fund evidencing shares that were purchased between July 12, 2003 and December 22, 2004 for more than the current market value of the common shares; and (ii) Participants who invested in the Retail Ventures, Inc. Common Stock Fund and subsequently withdrew units at a loss at any time between July 12, 2003 and December 22, 2004. If you deliver the accompanying Participant’s Acceptance of the Rescission Offer form, we will review your 401(k) Plan account and, within 30 days after our receipt of the form, we will notify you as to whether you are eligible to participate in the Rescission Offer and have your 401(k) Plan account adjusted.
     Retail Ventures’ Board of Directors has approved the Rescission Offer in order to limit any contingent liability Retail Ventures may have as a result of possible noncompliance with applicable federal registration and prospectus delivery requirements in connection with the purchase of the common shares that comprise the units. If you affirmatively reject or fail to accept the Rescission Offer before the expiration date, MFS Heritage Trust Company will continue to hold the common shares underlying your units. The common shares held for the accounts of persons who affirmatively reject or fail to timely reject the Rescission Offer will be freely tradeable in the public market.
     Retail Ventures believes that your acceptance of the Rescission Offer will, under general theories of estoppel, preclude you from later seeking similar relief. For federal securities law purposes, non-acceptance of the Rescission Offer may not terminate a participant’s right to bring a civil action against Retail Ventures for failure to register the common shares or comply with the prospectus delivery requirements under the Securities Act of 1933 before expiration of the applicable statute of limitations. The staff of the Securities and Exchange Commission takes the position that a person’s federal right of rescission may survive a rescission offer. The statute of limitations for enforcement of such statutory rights by a shareholder is one year commencing on the date of the sale of common shares sold in violation of the federal registration or prospectus delivery requirements, but in no event later than three years after the common shares were offered to the participants.
     The above discussion relates primarily to your potential rescission rights and does not address in detail the antifraud provisions of applicable federal securities laws or rights under state securities laws, common law or equity. The purchases subject to this Rescission Offer were made by residents of the District of Columbia and the following states: Alaska, Arizona, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Illinois, Indiana, Kentucky, Massachusetts, Maryland, Michigan, Minnesota, Mississippi, Missouri, Montana, North Carolina, New Hampshire, New Jersey, Nevada, New York, Ohio, Oklahoma, Pennsylvania, Rhode Island, South Carolina, Tennessee, Texas, Virginia, Washington, Wisconsin and West Virginia. Retail Ventures believes that all the sales of its common shares which are the subject of the Rescission Offer were exempt from registration under the laws of the states of residence of participants in the 401(k) Plan and that no violation of state securities laws occurred in connection with such sales.
     Retail Ventures does not make any representation as to the compliance of this Rescission Offer with state laws which might be applicable to rescission offers. However, under state law, acceptance or rejection of the Rescission Offer may preclude you from maintaining an action against Retail Ventures in connection with the units and the underlying common shares purchased during the rescission period. The statutory limitations for non-compliance with state laws vary by state, with the limitation time period under many state statutes typically not beginning until the facts giving rise to a violation are known. You may wish to consult with an attorney regarding all of your legal rights and remedies before deciding whether or not to accept the Rescission Offer.
Terms of the Rescission Offer
     A participant who elected to allocate some of his or her contributions in the 401(k) Plan to the purchase of units in the Retail Ventures, Inc. Common Stock Fund at any time between July 12, 2003 and December 22, 2004, and who has already sold the units at a loss, may direct MFS Heritage Trust Company to receive (and re-invest) for the participant’s account an amount equal to the price paid for the units less the proceeds of the sale, plus interest. Interest will be paid on the amount of the price originally paid for the units during the period from the date of purchase of the units until the date of sale of such units. Interest will also be paid on the loss realized from the date of sale of the units through (but not including) the date the credit is made.
     The interest rate will be determined according to federal law since Retail Ventures believes that no violation of state securities laws occurred in connection with the purchases and sales of either the units or its common shares subject to this Rescission Offer. The interest rate will be the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week which includes the expiration date. For the week ending November 25, 2005, the applicable interest rate would have been 4.30%.

     A participant who elects to accept the Rescission Offer and continues to hold units purchased during the rescission period may direct MFS Heritage Trust Company to sell all such units to Retail Ventures and to credit to the participant’s 401(k) Plan account an amount equal to the price the participant paid for the units plus interest for the period from the date of purchase of the unit by the participant through (but not including) the date the credit is made. MFS Heritage Trust Company has been instructed, however, not to effectuate the repurchase of units if the price that the participant paid for the unit plus applicable interest is less than the market value of a unit as of the expiration date. If a participant continues to hold the units and the market price of our common shares is such that it would be economically beneficial to accept the Rescission Offer as of the expiration date, the number of units in the Retail Ventures, Inc. Common Stock Fund owned by a participant who accepts the Rescission Offer will be reduced by the number of units which Retail Ventures purchases from MFS Heritage Trust Company with respect to the participant’s account. The proceeds payable to the participant under the Rescission Offer will be reinvested by MFS Heritage Trust Company for the participant’s account in accordance with the participant’s existing investment options in the 401(k) Plan.
     If a participant no longer holds in his or her account all the units acquired during the rescission period, we will only repurchase those units that are not deemed sold, but, as noted above, MFS Heritage Trust Company has been instructed not to effect the repurchase of any of the units if such purchase would not be economically beneficial to you as of the expiration date. Units are deemed sold in the order in which a participant purchased them. In order to determine which units are eligible for repurchase, all units acquired on a participant’s behalf during the rescission period will be matched against all sales of units during or following such period, by matching the first unit acquired with the first unit sold. Only those purchases that do not have matching sales are eligible for repurchase as part of the Rescission Offer. Participants are entitled to damages for those units that are deemed sold at a loss. In order to determine the amount of damages payable, the rescission administrator will use the same procedure as is used to determine which units are eligible for repurchase.
     If the participant has directed and caused a full distribution from the 401(k) Plan and no longer has an individual account in the 401(k) Plan, the participant is entitled to obtain relief on the above terms, except any amounts paid in respect of the Rescission Offer will be paid by Retail Ventures to the 401(k) Plan for distribution by the 401(k) Plan directly to the participant or his or her beneficiary or, at such participant’s direction, to an individual retirement account or other qualified retirement plan in a direct rollover, within 30 days of MFS Heritage Trust Company’s receipt of such participant’s instructions. If you are a former participant in the 401(k) Plan and you accept the Rescission Offer, MFS Heritage Trust Company will contact you directly for instructions on the disposition of the proceeds you will receive from the Rescission Offer.
     The Rescission Offer will expire on December 29, 2005.
     During the rescission period, the per share sales price of Retail Ventures’ common shares ranged from a low of $1.90 to a high of $9.70. Since December 22, 2004, the end of the rescission period, the per share closing sale price of the common shares (as reported on The New York Stock Exchange) was as follows:

Date	Per Share Closing Sale Price
December 22, 2004	$6.96
January 5, 2005	$7.06
January 19, 2005	$6.73
February 2, 2005	$7.00
February 16, 2005	$7.31
March 2, 2005	$7.41
March 16, 2005	$9.66
March 30, 2005	$8.69
April 13, 2005	$9.49
April 27, 2005	$9.72
May 11, 2005	$11.06
May 25, 2005	$10.56
June 8, 2005	$11.60
June 22, 2005	$12.96
July 6, 2005	$12.87
July 20, 2005	$13.48
August 3, 2005	$13.81
August 17, 2005	$12.67

Date	Per Share Closing Sale Price
August 31, 2005	$11.42
September 14, 2005	$11.79
September 28, 2005	$11.34
October 12, 2005	$9.18
October 26, 2005	$10.34
November 9, 2005	$11.61
November 23, 2005	$12.35
     The Company is not currently, nor has it historically been, in the market for its common shares.
How to Accept or Decline this Rescission Offer
     A PARTICIPANT IS NOT LEGALLY REQUIRED TO ACCEPT THE RESCISSION OFFER. Acceptance of the Rescission Offer is optional for each participant who purchased units in the Retail Ventures, Inc. Common Stock Fund representing interests in common shares of Retail Ventures covered by the Rescission Offer. MFS Heritage Trust Company has been instructed not to effect any repurchases pursuant to the Rescission Offer unless such repurchases are economically beneficial to the participants as of the expiration date. A repurchase is not economically beneficial unless the market value of the common shares is less than the price paid by the participant during the rescission period plus interest. If a participant elects to reject the Rescission Offer, the participant will continue to hold the same number of units in the Retail Ventures, Inc. Common Stock Fund. In the event the participant elects to accept the Rescission Offer, the participant must detach and complete the attached Participant’s Acceptance of Rescission Offer form and mail or return it to the rescission administrator, Rob Hefron, 2 Miranova Place, Columbus, Ohio 43215, as soon as practicable after the date of receipt of this prospectus but in no event having a postmark later than the expiration date.
     ANY PARTICIPANT WHO FAILS TO NOTIFY RETAIL VENTURES IN WRITING OF HIS OR HER ACCEPTANCE OF THE RESCISSION OFFER ON OR PRIOR TO THE EXPIRATION DATE WILL BE DEEMED TO HAVE REJECTED THE RESCISSION OFFER. ACCEPTANCE OR REJECTION OF THE RESCISSION OFFER MAY NOT TERMINATE A PARTICIPANT’S RIGHT TO BRING A CIVIL ACTION AGAINST RETAIL VENTURES FOR FAILURE TO REGISTER THE COMMON SHARES AND COMPLY WITH THE PROSPECTUS DELIVERY REQUIREMENTS UNDER FEDERAL SECURITIES LAWS. HOWEVER, FEDERAL LAW DOES PROVIDE THAT A PARTICIPANT MAY LOSE ANY RESCISSION RIGHTS UNDER FEDERAL SECURITIES LAWS ONE YEAR FROM THE DATE OF PURCHASE OF SUCH SHARES.
Questions about the Rescission Offer
     Participants who have questions about the Rescission Offer may call the rescission administrator, Rob Hefron, at (614) 224-7800, Monday to Friday between 9:00 a.m. and 5:00 p.m., Eastern Daylight Savings Time at any time prior to the expiration date.
Use of Common Shares Repurchased by Retail Ventures in Rescission Offer
     The common shares which are included in the units repurchased by Retail Ventures pursuant to the Rescission Offer, if any, will become treasury shares. Retail Ventures has no present plans to sell such treasury shares.
Tax Effects of Rescission Offer
     A participant’s acceptance or rejection of this Rescission Offer, or the sale of the units comprised of Retail Ventures’ common shares and short-term investments to Retail Ventures pursuant to this Rescission Offer, is not considered to be a taxable event before withdrawal or distribution of funds from such participant’s 401(k) Plan account to the participant or his or her beneficiary. All funds paid by Retail Ventures for interests in common shares of a participant as a result of this Rescission Offer will be paid to MFS Heritage Trust Company, remain in the 401(k) Plan trust and be invested in accordance with the participant’s existing investment option(s) in the 401(k) Plan. Upon any later withdrawal or distribution, any gain resulting from this Rescission Offer will generally be taxable as ordinary income to the participant or his or her beneficiary. An additional ten percent income tax may be imposed in cases of early withdrawal. Special tax advantages for some lump-sum distributions and rollovers are allowed.
     If the participant has directed and caused a full distribution from the 401(k) Plan and no longer has an individual account in the 401(k) Plan, any amounts paid in respect of the Rescission Offer will be paid by Retail Ventures to the 401(k) Plan for distribution directly to the participant or his or her beneficiary or at such participant’s direction, into an individual retirement account or other qualified retirement plan in a direct rollover. A direct rollover into an individual retirement account or other qualified retirement plan is not considered to be a taxable event. If the proceeds from the Rescission Offer are not rolled over, however, and the participant receives a distribution from the 401(k) Plan, such distribution will generally be taxable as ordinary income to the participant or his or her beneficiary. An additional ten percent income tax may be imposed in cases of withdrawal before age 55.
     EACH PARTICIPANT SHOULD CONSULT WITH HIS OR HER OWN TAX ADVISOR WITH REGARD TO THE PROPER TAX TREATMENT FOR HIM OR HER IN CONNECTION WITH THE RESCISSION OFFER.
Funding the Rescission Offer
     Retail Ventures has sufficient funds available to pay for any damage claims and the purchase of any units which may be tendered to it as a result of the Rescission Offer. The Company estimates that approximately $350,000 will be needed to effectuate a total rescission offer.
INTERESTS OF NAMED EXPERTS AND COUNSEL
     Julia A. Davis, who is giving an opinion regarding the legality of the securities registered hereby, is Executive Vice President, General Counsel of Retail Ventures. As of November 29, 2005, Ms. Davis does not own any common shares and holds options, which are not yet exercisable, to acquire 24,000 common shares.
AVAILABLE INFORMATION
     Retail Ventures is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information can be inspected and copied at the Public Reference Room maintained by the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission, including Retail Ventures. Retail Ventures’ common shares are listed and traded on The New York Stock Exchange. These reports, proxy and information statements and other information can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.
     Retail Ventures has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all the information set forth in the registration statement, some parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is hereby made to the registration statement and all amendments and exhibits thereto.
DOCUMENTS INCORPORATED BY REFERENCE
     The Securities and Exchange Commission allows “incorporation by reference” into this prospectus of information that Retail Ventures files with the Securities and Exchange Commission. This permits Retail Ventures to disclose important information to you by referencing these filed documents. Any information referenced in this way is considered part of this prospectus, and any information filed with the Securities and Exchange Commission subsequent to the date of this prospectus and prior to the termination of the Rescission Offer will automatically be deemed to update and supersede this information. We incorporate by reference the following documents that have been filed with the Securities and Exchange Commission:
1.	The description of the common shares of Retail Ventures set forth in the Registration Statement on Form S-8, filed on July 13, 2004;

2.	Annual Report on Form 10-K, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A, for the fiscal year ended January 29, 2005;

3.	Quarterly Reports on Form 10-Q for the quarters ended July 30, 2005 and April 30, 2005;

4.	Current Reports on Form 8-K filed on October 19, 2005, September 8, 2005 (as amended on September 12, 2005), July 11, 2005, July 5, 2005, June 9, 2005, June 7, 2005, May 4, 2005, April 18, 2005, April 15, 2005, April 5, 2005, March 15, 2005, March 14, 2005 and March 9, 2005; and

5.	Proxy Statement for the Annual Meeting of Shareholders held on June 28, 2005.
     We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference herein (other than exhibits to such documents unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to: Retail Ventures, Inc., 3241 Westerville Road, Columbus, Ohio 43224, (614) 471-4722, Attn: Julia A. Davis.

APPENDIX I
PARTICIPANT’S ACCEPTANCE OF THE RESCISSION OFFER

     YOU MAY ELECT TO ACCEPT OR REJECT THE RESCISSION OFFER. IF YOU WISH TO REJECT THE RESCISSION OFFER, DO NOT EXECUTE AND RETURN THE FORM. YOU NEED TO DO NOTHING TO REJECT THIS RESCISSION OFFER.
     IF YOU WISH TO ACCEPT THE RESCISSION OFFER, PLEASE EXECUTE AND RETURN THIS FORM, PURSUANT TO THE INSTRUCTIONS BELOW.

     Ladies and Gentlemen:
     The undersigned acknowledges receipt of a prospectus dated November 29, 2005 of Retail Ventures, Inc., (referred to herein as Retail Ventures) together with Appendix I thereto, pursuant to which Retail Ventures offers to rescind purchases of Retail Ventures’ common shares by Reliance Trust Co., as custodian on behalf of MFS Heritage Trust Company, as trustee of The Profit Sharing and 401(k) Plan, as amended and restated effective January 1, 2000 (referred to herein as the 401(k) Plan), on the undersigned’s behalf during the rescission period – the period between July 12, 2003 and December 22, 2004 – and included in units of the Retail Ventures, Inc. Common Stock Fund. The undersigned further acknowledges that if the Rescission Offer is accepted by the undersigned by the expiration date, December 29, 2005, upon verification by Rob Hefron, the rescission administrator, then:
     (i) In the case of units purchased during the rescission period but disposed of by the undersigned at a loss, Retail Ventures will pay to MFS Heritage Trust Company an amount equal to the original purchase price paid of the units less the amount received on the sale of such units plus applicable interest. Interest, in the case of units purchased during the relevant period but disposed of by the undersigned at a loss, will be calculated on the amount of the price originally paid for the units during the period from the date of purchase of the units until the date of sale of such units and on the loss realized from the date of sale of the units through (but not including) the date of payment of the damages.
     (ii) In the case of units purchased during the relevant period and still held in the undersigned’s account, MFS Heritage Trust Company will repurchase the units and will pay cash to the participants’ 401(k) Plan accounts in an amount equal to the original purchase price of the units plus interest from the date of purchase through (but not including) the date of payment of the damages, except that MFS Heritage Trust Company has been instructed not to effect any repurchase of units that, as of the expiration date, have a market value greater than the price paid for the units. The interest rate to be paid per annum will be the weekly average 1-year constant maturity Treasury yield, as published by the Board of Governors of the Federal Reserve System, for the calendar week which includes the expiration date. For the week ending November 25, 2005, the applicable interest rate would have been 4.30%.
     If the undersigned accepts this Rescission Offer for any units purchased during the relevant period and still held in the undersigned’s 401(k) Plan account, the undersigned understands that the number of units held by the undersigned in the Retail Ventures, Inc. Common Stock Fund will be reduced by the number of units which Retail Ventures repurchases, and that the proceeds received from this Rescission Offer will be paid to MFS Heritage Trust Company for the undersigned’s account for investment in accordance with the participant’s existing investment option(s) in the 401(k) Plan. If the undersigned accepts the Rescission Offer, but, as set forth above, MFS Heritage Trust Company does not effect the repurchase of any units held for the undersigned’s account because it is not beneficial to the undersigned to do so, then the undersigned will receive damages only for those units, if any, which were purchased during the relevant period but sold at a loss prior to the date hereof. In such a case, the number of units still held in the Retail Ventures, Inc. Common Stock Fund, if any, will be otherwise unaffected and any proceeds received from the Rescission Offer will be paid to MFS Heritage Trust Company for the undersigned’s account for investment in accordance with the participant’s existing investment option(s) in the 401(k) Plan.
     If the undersigned has previously directed and caused MFS Heritage Trust Company to distribute all of the undersigned’s investment in the 401(k) Plan and no longer holds an individual account in the 401(k) Plan, the proceeds will be paid to the 401(k) Plan for distribution directly to the undersigned or the undersigned’s beneficiary or, at the undersigned’s direction, to an individual retirement account or qualified retirement plan in a direct rollover. If you no longer have an account and accept the Rescission Offer, MFS Heritage Trust Company will contact you directly for instructions on how to dispose of the proceeds from the Rescission Offer.

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     Therefore, the undersigned hereby accepts the Rescission Offer for all of the undersigned’s units, including interests in the common shares included therein, on the terms set forth in this letter. The undersigned directs MFS Heritage Trust Company to tender, subject to the conditions of the Rescission Offer, the common shares represented by the undersigned’s units to Retail Ventures on the undersigned’s behalf. Furthermore, the undersigned directs that all payments be made to MFS Heritage Trust Company for the undersigned’s 401(k) Plan account. If the undersigned has previously directed and caused a prior distribution of all of the undersigned’s investment in the 401(k) Plan, MFS Heritage Trust Company will contact the participant directly for instructions on how to dispose of the proceeds from the Rescission Offer.
     Participation Election
     By signing and completing the information below, I hereby accept the Rescission Offer.

Name (please print)	Signature

Street Address	Date

City, State and Zip Code of Residence	Social Security Number or Taxpayer Identification Number
     Instructions: In order to indicate your acceptance of the Rescission Offer, you must:
(1)	Complete the Participation Election,

(2)	Sign the form and provide your complete address, date, and Social Security or Taxpayer Identification Number, and

(3)	Mail the form to the rescission administrator, Rob Hefron, 2 Miranova Place, Columbus, Ohio 43215.
     Delivery Instructions: This form should be mailed to Rob Hefron, 2 Miranova Place, Columbus, Ohio 43215, as soon as practicable, but in no event having a postmark later than the expiration date of this Rescission Offer, 11:59 p.m., Eastern Daylight Savings Time, December 29, 2005.

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